Exhibit 99.1

Imperial files regulatory applications for Cold Lake Expansion project

●	In-situ project will use solvent-assisted, steam-assisted gravity drainage technology
●	Technology designed to reduce greenhouse-gas emission intensity, water use
●	Imperial has successfully piloted technology at Cold Lake since 2010

Calgary, March 11, 2016 — Imperial today announced the filing of regulatory applications with the Alberta Energy Regulator to seek approval of a new in-situ oil-sands project on its Cold Lake lease area.

The proposed Cold Lake expansion project will use solvent-assisted, steam-assisted gravity drainage (SA-SAGD) technology to access a bitumen resource in the Grand Rapids formation with recoverable potential of approximately 550 million barrels of contingent resources, development pending, which is Imperial’s share before royalties.

Imperial has successfully piloted the SA-SAGD technology at its Cold Lake operation since 2010. Based on Imperial’s research and pilot results, it is expected that SA-SAGD will result in an approximately 25 percent reduction in greenhouse gas intensity compared with existing steam-assisted gravity drainage technology through lower energy input per barrel of bitumen recovered. A similar reduction in water use intensity is also expected.

If developed, the project is expected to produce about 50,000 barrels per day of bitumen, which is Imperial’s share before royalties. Subject to timely receipt of regulatory approvals and favorable business and market conditions, construction could start as early as 2019, with production commencing as early as 2022, as outlined in the application.

The Cold Lake expansion is one of a group of in-situ oil-sands opportunities Imperial is currently evaluating. Other potential developments include the Aspen, Corner and Clyden leases in northeast Alberta.

FOR MORE INFORMATION, CONTACT:

Meredith Milne Investor Relations 587-476-4743	Lisa Schmidt Public and Government Affairs 587-476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.